[FIRST INVESTORS LIFE LOGO]

First Investors Life Insurance Company
95 Wall Street, New York, N.Y. 10005

                             MODIFIED SINGLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

o Death Benefit Proceeds payable at Death of Insured prior to Maturity Date while this policy is in force

o Single Premium at Issue plus Optional Additional Premiums payable during Lifetime of Insured subject to Policy limitations

o     Net Surrender Value payable at Maturity Date

o     Options for Payment of Proceeds

o     Nonparticipating - No Annual Dividends

================================================================================

First Investors Life agrees to (a) pay the Proceeds of this Policy to the Beneficiary upon receipt of due proof of the death of the Insured and to provide the other rights and benefits in accordance with the terms of this Policy and
(b) pay the Net Surrender Value of this Policy to the Owner on the Maturity Date if the Insured is living on that date.


Signed for First Investors Life Insurance Company at its Home Office in New York, New York.

/s/ Carol E. Springsteen
------------------------------------
Carol E. Springsteen, President


/s/ Carol L. Brown
------------------------------------
Carol L. Brown, Secretary

NOTICE OF 10 DAY RIGHT TO EXAMINE POLICY:

If for any reason the Owner is dissatisfied with this policy, it may be returned to the Company or to the insurance agent through whom it was purchased within ten days after its receipt by the Owner. The premium will then be refunded, whereupon the policy shall be void from the beginning and the Owner and the Company shall be in the same position as if no Policy had been issued.


The Death Benefit may increase or decrease in accordance with Separate Account investment experience. See the "Death Benefit" Section on Page 22.

Surrender Values may increase or decrease in accordance with Separate Account investment experience.

FORM NO. SPVL-1

This Policy is a legal contract between the Owner of the Policy and the Company.

IT IS IMPORTANT THAT YOU READ YOUR POLICY CAREFULLY


                               TABLE OF CONTENTS

POLICY SCHEDULE ...........................................................    3
         Contract Data ....................................................    3
         Contract Limits ..................................................    3
         Guaranteed Minimum Death Benefit .................................    3
         Separate Account .................................................    3
         Policy Charges ...................................................    4
         Guaranteed Interest Rates and Factors ............................    4
         Mortality Table ..................................................    5
         Administrative Office ............................................    5
         Summary of Face Amount and Premium ...............................    6
         Surrender Charge Percentages .....................................    6
         Guaranteed Monthly Cost of Insurance Rates .......................    7
         Net Single Premium per $1.00 of Insurance ........................    8

GENERAL PROVISIONS ........................................................    9
         Definitions and Abbreviations ....................................    9
         The Policy .......................................................    9
         Change of Policy .................................................    9
         Elections, Designations, and Changes .............................   10
         Ownership ........................................................   10
         Control ..........................................................   10
         Assignment .......................................................   10
         Not Contestable After Two Years ..................................   10
         Suicide Within Two Years .........................................   10
         Age ..............................................................   10
         Policy Periods ...................................................   10
         Misstatement of Age or Sex .......................................   11
         Settlement .......................................................   11
         Claims of Creditors ..............................................   11
         Nonparticipating .................................................   11
         Annual Report ....................................................   11
         Illustration .....................................................   11
         Deferment ........................................................   11

BENEFICIARY ...............................................................   11
         Designation ......................................................   11
         Change ...........................................................   11
         Death of Beneficiary .............................................   12

THE ACCOUNTS ..............................................................   12
         General ..........................................................   12
         The Separate Account .............................................   12
         The Fixed Account ................................................   13
         The Loan Account .................................................   13

PREMIUMS ..................................................................   13
         Where Payable ....................................................   13
         Amount and Frequency .............................................   13
         Net Premium ......................................................   14
         Allocation of Premiums ...........................................   14

ACCUMULATION VALUE ........................................................   14
         Total Accumulation Value .........................................   14
         Unloaned Accumulation Value ......................................   14
         Fixed Account Accumulation Value .................................   14
         Loan Account Accumulation Value ..................................   14
         Subaccount Accumulation Value ....................................   14

MONTHLY DEDUCTION .........................................................   15
         Cost of Insurance ................................................   15
         Separate Account Charge ..........................................   15
         Monthly Administrative Charge ....................................   16
         Rider Premium ....................................................   16
         Monthly Deduction Date ...........................................   16
         Net Amount at Risk ...............................................   16
         Policy Cost Factors ..............................................   16
         Default Due to Insufficient Value ................................   16
         Continuation of Insurance ........................................   16

INTEREST RATES ............................................................   16
         Fixed Account Interest Rate ......................................   16
         Loan Account Interest Rate .......................................   16

BASIS OF COMPUTATION ......................................................   17

POLICY LOANS ..............................................................   17
         Loan Value .......................................................   17
         Loan Amount Available ............................................   17
         Policy Loans and Loan Repayments .................................   17
         Policy Loan Balance ..............................................   17
         Loan Default .....................................................   17
         Interest on Policy Loans .........................................   17
         Effect of a Loan .................................................   17

SURRENDERS ................................................................   18
         Surrender Value ..................................................   18
         Net Surrender Value ..............................................   18
         Surrender Charge .................................................   18
         Preferred Surrender Amount .......................................   18
         Surrender of Policy ..............................................   19
         Partial Surrender of Accumulation Value ..........................   19
         Guaranteed Paid Up Insurance Option ..............................   19

CHANGING THE ALLOCATION OF ACCUMULATION VALUES AMONG ACCOUNTS .............   19
         General ..........................................................   19
         Transfer of Accumulation Value ...................................   20
         Systematic Transfer Option .......................................   20
         Automated Subaccount Reallocation Option .........................   20

GRACE PERIOD ..............................................................   21

REINSTATEMENT .............................................................   21

AMOUNT OF PROCEEDS ........................................................   21
         Maturity Proceeds ................................................   21
         Death Proceeds ...................................................   22
         Death Benefit ....................................................   22
         Variable Death Benefit ...........................................   22
         Guaranteed Minimum Death Benefit .................................   22

PAYMENT OF PROCEEDS .......................................................   22
         Payment ..........................................................   22
         Election of Payment Options ......................................   22
         Payment Options ..................................................   22
         Payment Contracts ................................................   23

                                 POLICY SCHEDULE


                                          Contract Data

Form Number                 SPVL-1                    Policy Number               [0000123456]

Insured                     [John Doe]                Issue Date                  [June 1, 2004]

Issue Age and Sex           [55 Male]                 Maturity Date               [June 1, 2047]

Initial Face Amount         [$111,531]                Initial Premium             [$50,000]

Premium Class               [Standard Non-Tobacco]

Owner                       [Insured]

Beneficiary                 As designated by you in the application as of the Issue Date unless you later change your designations in accordance with the Policy Provisions.

Benefit Riders              [None]

                                         Contract Limits

There are certain limitations in effect for your Policy.  They are listed below along with the sections and page numbers of the Policy which describe them in more detail.

            LIMIT                                   AMOUNT                      POLICY  SECTION

Minimum Additional Premium                          [$500]                      "Additional Premiums", Page 13

Maximum Additional Premium                          [$5,000]                    "Additional Premiums", Page 13

Maximum Allowable Attained Age to Make
Additional Premium Payment                          [85]                        "Additional Premiums", Page 13

Cumulative Face Amount Limitation                   [$223,062]                  "Cumulative Face Amount Limitation", Page 14

Maximum Fixed Account Allocation Percentage         [25%]                       "Allocation of Premiums", Page 14

Minimum Balance Amount                              [$10,000]                   "Partial Surrender of Accumulation Value", Page 19


                        Guaranteed Minimum Death Benefit

The Guaranteed Minimum Death Benefit is [$50,000] on the Issue Date of this Policy. It is adjusted upward by any Additional Premiums and downward by any Partial Surrenders of Accumulated Value as described under "Guaranteed Minimum Death Benefit" on page 22 of the Contract.

                                Separate Account

The Separate Account for this Policy is First Investors Life Separate Account E. The currently available Subaccounts and the Fixed Account are identified in the application. Your allocations will be in accordance with your selections in the application unless you later change your allocations in accordance with the Policy provisions.


                     POLICY SCHEDULE CONTINUED ON NEXT PAGE

SPVL-1                               Page 3

                         IMPORTANT COVERAGE INFORMATION

Your Policy's Death Benefit will increase or decrease depending on the rates of return earned by the investment options you choose. The Death Benefit may fall below the Initial Face Amount if the net investment return is lower than that necessary, or if premiums actually paid are fewer or smaller in amount than the amount necessary, to sustain the Initial Face Amount to the Maturity Date. The Death Benefit may also fall below the Initial Face Amount if there is a change in the interest rate for the Fixed Account (if selected) or if there is a change in current Cost of Insurance rates, or if there are partial surrenders or loans.

The Death Benefit will not be less than the Guaranteed Minimum Death Benefit. While there is no Policy Loan Balance, we guarantee to maintain this Policy in force until the Maturity Date. If there is any Policy Loan Balance, this Policy will remain in force only if the Net Surrender Value is sufficient to cover the Monthly Deduction, and only as long as any Policy Loan Balance does not exceed the Surrender Value.

The illustration you received with this policy shows how long coverage will continue based only on payment of the Initial Premium using different hypothetical average rates of return. The numbers in the illustration are depicted assuming both guaranteed and current charges and credits.


                                 Policy Charges

Premium Payment Charge                      None

Monthly Administrative Charge               None

Separate                                    Account Charge 1.75% per year on the
                                            Accumulation Value in the
                                            Subaccounts, charged monthly on each
                                            Monthly Deduction Date.

Partial Surrender Fee                       In addition to any Surrender Charge,
                                            we impose a fee of $25 for each
                                            Partial Surrender.

Transfer Fee                                There is currently a transfer fee of
                                            $10 for each transfer of
                                            Accumulation Value in excess of
                                            [four per Policy Year] excluding
                                            transfers made under the Systematic
                                            Transfer Option or the Automated
                                            Subaccount Reallocation Option.


                      Guaranteed Interest Rates and Factors

Your Policy refers to a number of different interest rates and factors. These are listed below with the sections and page numbers of the Policy which describe them.

       DESCRIPTION                                          FACTOR                 POLICY SECTION

Fixed Account Guaranteed Interest Rate                       3.0%       "Fixed Account Interest Rate", Page 16

Loan Account Guaranteed Interest Rate                        4.0%       "Loan Account Interest Rate", Page 17

Net Single Premium Interest Rate                             4.0%       "Basis of Computation", Page 17
                                                                        "Variable Death Benefit", Page 22

Policy Loan Interest Rate                                    6.0%       "Interest on Policy Loans", Page 17

Proceeds Left At Interest Guaranteed Interest Rate           2.5%       "Payment Options-4. Proceeds Left At Interest", Page 23

Monthly Interest Factor                                   1.0032737     "Net Amount at Risk", Page 16


                     POLICY SCHEDULE CONTINUED ON NEXT PAGE

SPVL-1                               Page 4

                                 Mortality Table

The mortality table which is used in the calculation of the Guaranteed Maximum Monthly Cost of Insurance Rates and in the calculation of Net Single Premiums is the [1980 CSO Non-Smoker Mortality Table for Males, age last birthday]. The use of this table is further described under "Cost of Insurance Rates" on page 15 of your policy and "Basis of Computation" on page 17 of your policy. The Guaranteed Maximum Cost of Insurance Rates and Net Single Premiums are shown on pages 7 and 8 of this Policy Schedule respectively.


                                 IMPORTANT NOTE

CURRENT INTEREST AND COST OF INSURANCE RATES ARE NOT GUARANTEED. We may declare current interest rates for the Fixed Account in excess of the Fixed Account Guaranteed Interest Rate and may charge current Cost of Insurance rates that are lower than the Guaranteed Maximum Monthly Cost of Insurance Rates. There is no guarantee that we will declare such current interest rates or charge such current Cost of Insurance rates. This may require more premiums to be paid than those illustrated, or cash values and death benefits to be less than those illustrated.

                              Administrative Office

Correspondence and Notice should be addressed to us at:

                     First Investors Life Insurance Company
                          In Force Services Department
                                [95 Wall Street]
                              [New York, NY 10005]
                                [1-800-832-7783]


                     POLICY SCHEDULE CONTINUED ON NEXT PAGE

SPVL-1                               Page 5

                       Summary of Face Amount and Premium

Your Initial Premium purchases the Initial Face Amount of insurance and any subsequent Additional Premiums purchase additional Face Amount of insurance as described on page 13 of the Policy. These amounts are summarized below. We will provide an updated summary to you to replace this summary if you make any Additional Premium payments.

Face Amount        Face                         Effective         Associated Surrender
 Component        Amount         Premium          Date          Charge Percentage Schedule

[Initial]       [$111,531]       [$50,000]    [June 1, 2004]        [Schedule 1]

                ----------       ---------
Total           [$111,531]       [$50,000]


                          Surrender Charge Percentages

We will deduct a Surrender Charge on full or partial surrenders of Accumulation Value in excess of the Preferred Surrender Amount. See "Surrender Charge" on page 18. A schedule of Surrender Charge Percentages is associated with the Initial Premium and each Additional Premium for the years following the effective date of such Premium as shown below. Schedule 1 is applicable for the Initial Premium and any Additional Premiums [effective prior to attainment of age 60. Schedule 2 is applicable for any Additional Premiums effective at attained ages 60 through 69 and Schedule 3 is applicable for any Additional Premiums effective thereafter.] The Summary of Face Amount and Premium above shows the effective date of each Premium payment , the additional Face Amount purchased by that Premium and the Surrender Charge Percentage Schedule associated with that Premium. Surrender charges are a percentage of the Accumulation Value surrendered. For any partial surrender in excess of the Preferred Surrender Amount, the Face Amount of the Policy is reduced and the Surrender Charge Percentages are apportioned and applied as described under "Surrender Charge" on page 18 and "Partial Surrender of Accumulation Value" on page 19 of the Policy.

Length of Time from Effective        Surrender Charge Percentages
     Date of Premium to       ----------------------------------------
     date of Surrender        Schedule 1      Schedule 2   Schedule 3
     (Number of Years)
-----------------------------
        Less than 1                8.5%           7.0%        6.0%
            1-2                    7.0%           6.0%        5.0%
            2-3                    6.0%           5.0%        4.0%
            3-4                    5.0%           4.0%        3.0%
            4-5                    4.0%           3.0%        2.0%
            5-6                    3.0%           2.0%        1.0%
            6-7                    2.0%           1.0%        0.0%
            7-8                    1.0%           0.0%        0.0%
            8-9                    0.0%           0.0%        0.0%
        More than 9                0.0%           0.0%        0.0%




                     POLICY SCHEDULE CONTINUED ON NEXT PAGE

SPVL-1                               Page 6

                       [THIS PAGE EFFECTIVE JUNE 1, 2004]
                           POLICY SCHEDULE - Continued

                Guaranteed Monthly Cost of Insurance Rates (COI)
                ------------------------------------------------
                        PER $1,000 OF NET AMOUNT AT RISK
                            MALE STANDARD NON-TOBACCO

 Attained                    Attained                   Attained
   Age          COI             Age          COI           Age            COI

    0         0.21921           35         0.14419          70          3.04592
    1         0.08584           36         0.15169          71          3.37720
    2         0.08251           37         0.16169          72          3.75992
    3         0.08084           38         0.17253          73          4.19334
    4         0.07751           39         0.18420          74          4.67004

    5         0.07334           40         0.19837          75          5.18003
    6         0.06917           41         0.21338          76          5.71919
    7         0.06500           42         0.22922          77          6.28340
    8         0.06250           43         0.24673          78          6.87612
    9         0.06167           44         0.26590          79          7.51607

   10         0.06250           45         0.28758          80          8.22375
   11         0.06750           46         0.31093          81          9.01810
   12         0.07667           47         0.33595          82          9.91569
   13         0.08917           48         0.36347          83         10.91280
   14         0.10334           49         0.39349          84         11.99040

   15         0.11335           50         0.42768          85         13.12418
   16         0.12335           51         0.46688          86         14.29994
   17         0.13085           52         0.51193          87         15.49991
   18         0.13585           53         0.56365          88         16.71910
   19         0.13919           54         0.62122          89         17.97489

   20         0.14002           55         0.68547          90         19.28574
   21         0.13835           56         0.75557          91         20.68243
   22         0.13585           57         0.82985          92         22.21791
   23         0.13252           58         0.91250          93         24.04369
   24         0.12918           59         1.00518          94         26.50346

   25         0.12502           60         1.10873          95         30.20740
   26         0.12252           61         1.22400          96         36.35803
   27         0.12085           62         1.35684          97         47.21180
   28         0.12001           63         1.50727          98         66.20701
   29         0.12001           64         1.67447          99*        83.33333

   30         0.12085           65         1.85761
   31         0.12335           66         2.05588
   32         0.12668           67         2.26847
   33         0.13168           68         2.49957
   34         0.13752           69         2.75591

* the Guaranteed Maximum Monthly COI Rate for Age 99 and 11 months is zero.

                     POLICY SCHEDULE CONTINUED ON NEXT PAGE

SPVL-1                               Page 7

                   Net Single Premium per $1.00 of Insurance*
                   ------------------------------------------
                            MALE STANDARD NON-TOBACCO

 Attained                    Attained                   Attained
   Age          NSP             Age          NSP           Age            NSP


    0         0.08031           35          0.23527        70           0.66079
    1         0.08107           36          0.24334        71           0.67491
    2         0.08335           37          0.25168        72           0.68884
    3         0.08576           38          0.26028        73           0.70249
    4         0.08829           39          0.26915        74           0.71577

    5         0.09096           40          0.27828        75           0.72864
    6         0.09378           41          0.28767        76           0.74112
    7         0.09677           42          0.29734        77           0.75322
    8         0.09992           43          0.30728        78           0.76500
    9         0.10323           44          0.31750        79           0.77650

   10         0.10669           45          0.32800        80           0.78772
   11         0.11027           46          0.33878        81           0.79865
   12         0.11395           47          0.34984        82           0.80922
   13         0.11768           48          0.36119        83           0.81934
   14         0.12143           49          0.37283        84           0.82895

   15         0.12518           50          0.38476        85           0.83803
   16         0.12898           51          0.39697        86           0.84662
   17         0.13283           52          0.40945        87           0.85480
   18         0.13676           53          0.42218        88           0.86268
   19         0.14080           54          0.43513        89           0.87040

   20         0.14498           55          0.44831        90           0.87812
   21         0.14932           56          0.46168        91           0.88601
   22         0.15386           57          0.47525        92           0.89428
   23         0.15861           58          0.48902        93           0.90319
   24         0.16360           59          0.50297        94           0.91298

   25         0.16883           60          0.51708        95           0.92378
   26         0.17431           61          0.53133        96           0.93555
   27         0.18005           62          0.54570        97           0.94802
   28         0.18605           63          0.56014        98           0.96074
   29         0.19230           64          0.57460        99           0.97420

   30         0.19882           65          0.58905
   31         0.20559           66          0.60347
   32         0.21262           67          0.61787
   33         0.21992           68          0.63222
   34         0.22747           69          0.64654

* NSP's for fractional ages available on request

                             END OF POLICY SCHEDULE

SPVL-1                               Page 8

A.    General Provisions

DEFINITIONS AND ABBREVIATIONS

Frequently used terms you need to know to understand this Policy are defined below. Other terms in the Policy have the meaning ascribed to them in the context in which they first appear.

(a) "Administrative Office" is the office indicated in the Policy Schedule to which Notices, requests and payments must be sent. We will notify you in writing and provide you with an address if we designate another office for policy administration and/or the receipt of correspondence and requests.

(b) "The Company" (also "we", "us" or "our") means First Investors Life Insurance Company.

(c) "Face Amount" is the amount stated on the Policy Schedule, which is the Initial Death Benefit payable to the Beneficiary when the Insured dies.

(d) "Fund(s)" are the open-end management companies registered under the Investment Company Act of 1940, as amended ("the Act"). The Subaccounts purchase shares of designated investment portfolios of a Fund with the assets of the Separate Account.

(e) "General Account" consists of all assets of the Company other than those allocated to any Separate Account of the Company.

(f) "Insured" is the person named in the Policy Schedule upon whose death the Death Benefit Proceeds are paid.

(g) "Issue Date" is the date this Policy was issued as shown on the Policy Schedule.

(h) "Maturity Date" is the date shown in the Policy Schedule on which this Policy terminates if the Insured is still living and if this Policy has not been surrendered or lapsed.

(i) "Notice" is a signed written communication providing information we need. We may authorize in advance another manner of communication at our discretion. All Notices to us must be sent to our Administrative Office and received in good order acceptable to us. To be effective for a Valuation Day, a Notice must be received in good order prior to the end of that Valuation Day.

(j)   "NYSE" means the New York Stock Exchange.

(k) "Owner" (also "you" or "your") is the person(s) designated on the Policy Schedule who is entitled to the ownership rights under this Policy, unless changed in accordance with our policies set forth under "Ownership" on page 10. We will send the Owner all communications at the last address we have on record for the Owner. "Owners" refers to all Policy owners collectively.

(l)   "SEC" means the Securities and Exchange Commission.

(m) "Valuation Day" means any day on which the New York Stock Exchange is open for trading and on which we are open for business.

THE POLICY

The entire contract between you and us consists of this Policy, the Policy Schedule (and any supplements or changes thereto), the application (and any supplemental applications), and any riders or endorsements attached to this Policy. Only the President, a Vice-President, the Secretary, or an Assistant Secretary of the Company has the power, on behalf of the Company, to change, modify, or waive any provisions of this Policy. In case of conflict between any provision of this Policy and those of a rider or endorsement, the provisions of the rider or endorsement will control.

The Policy Schedule issued with the Policy reflects the initial specifications of the Policy, which are in effect on the Issue Date. Some of these specifications may change by an action you request or take or by a change you make. Any of these changes will be reflected in a written notice ("Supplemental Schedule"), which supplements or restates the Policy Schedule and shows the effective date of the change. We will send you this written notice along with a copy of any supplemental application and they will become part of the entire contract between you and us as of their effective date.

All Policy changes, modifications, waivers or reinstatements must be in writing. We will not be bound by any promises or representations made by any agent or other person except as specified above.

CHANGE OF POLICY

We may change this Policy without your consent to meet the requirements of applicable federal or state laws or regulations.

For you and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code of 1986 or any successor law. Therefore, we reserve the right to decline to allow any partial surrender or to decline to accept any additional premium that, in our opinion, would cause this Policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this Policy (for example, in the Net Single Premiums in the Policy Schedule), to require additional premium payments or to make distributions from this Policy to the extent we deem it necessary to continue to qualify this Policy as life insurance. Any such changes will apply uniformly to all policies that are affected in the same manner. You will be given written notice of any such change.

ELECTIONS, DESIGNATIONS, AND CHANGES

You must request elections, designations and change requests by giving us Notice. We may require you to return this Policy to our Administrative Office for us to endorse your Policy to reflect any assignment, policy loan, change of Beneficiary designation, amendment, or modification. We will process the changes, send you confirmation of our actions, and return your Policy if we had required it for endorsement.

OWNERSHIP

The Owner of this Policy is indicated on the Policy Schedule. You may request a change of Owners. A change in Ownership will take effect on the date the request is signed by the previous Owner, subject to any actions taken by us prior to receipt of this request by us.

CONTROL

t 0 0 Consistent with the terms of any Beneficiary designation, any assignment, and any other provisions of this Policy, you may, during the lifetime of the
Insured:

1.    assign or surrender this Policy;

2.    make or repay a Policy Loan;

3.    amend or modify this Policy with our consent; and

4. exercise any right, receive any benefit, or enjoy any privilege in this Policy.

ASSIGNMENT

You may assign your rights under this Policy if you give us Notice. No assignment of this Policy will be binding on us unless it is in writing and received by us in good order at our Administrative Office. We will not be responsible for the validity or sufficiency of any assignment. Unless otherwise provided in the assignment, the interest of any revocable beneficiary shall be subordinate to the interest of any assignee, regardless of when the assignment was made, and the assignee shall receive any sum payable to the extent of his or her interest.

NOT CONTESTABLE AFTER TWO YEARS

All statements made in the original application, or any supplemental application (such as in connection with an additional premium payment or a reinstatement of this Policy), by or on behalf of the Insured are representations and not warranties. We may use any misstatements or misrepresentations to contest a claim or the validity of this Policy only if they are material and contained in the original application, or any supplemental application, and a copy of such application is attached to this Policy when issued or subsequent to issue, as applicable.

We will not contest the Policy's validity after it has been in force during the lifetime of the Insured for two years from the Date of Issue or Reinstatement. We will not contest the validity of any increase in Face Amount that was subject to evidence of insurability after such increase has been in force during the lifetime of the Insured for two years from the effective date of the increase.

SUICIDE WITHIN TWO YEARS

If the Insured dies by suicide within two years from the Issue Date, then this Policy will terminate, and our liability will be limited to the sum of all premiums paid, less any policy loan and loan interest.

If the Insured commits suicide within two years of an increase in Face Amount that was subject to evidence of insurability, the following adjustments will be reflected in the Death Proceeds:

1. the Variable Death Benefit will be reduced by a percentage equal to one minus the ratio of the Variable Death Benefit immediately preceding the increase to the Variable Death Benefit immediately following the increase; and

2. the premium paid at the time of the increase in Face Amount will be refunded and will not be reflected in the Minimum Guaranteed Death Benefit.

AGE

The Insured's age is the Issue Age on the Policy Schedule plus the number of complete years elapsed since the Issue Date.

POLICY PERIODS

Policy Months, Policy Quarters, and Policy Years are successive one-month, three-month, and twelve-month periods, respectively, measured from the Issue Date. The Policy Anniversary is the date of each one year interval as measured from the Issue Date.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured has been misstated, Policy benefits will be adjusted to those that the premiums paid would have purchased for the correct age and sex.

If the misstatement is discovered following the Insured's death, the Death Proceeds will be adjusted to reflect the Net Amount at Risk that would have been provided by the most recent Cost of Insurance Charge using the Cost of Insurance Rate for the Insured's correct age and sex.

SETTLEMENT

Any payment by us under this Policy is payable at our Administrative Office.

CLAIMS OF CREDITORS

This Policy and Proceeds paid under it will be exempt from the claims of creditors to the extent allowed by law.

NONPARTICIPATING

This Policy is non-participating. It will not share in our surplus earnings. We will determine any cost of insurance or excess interest rate changes prospectively.

ANNUAL REPORT

We will send you a report each year within 30 days after the Policy Anniversary. The report will show the Death Benefit, Surrender Value, and Policy Loan Balance on the Policy Anniversary; any loan interest for the prior Policy Year; the most recent net premium allocation on file with the Company; and any other information required by law.

ILLUSTRATION

Upon your written request and payment of our service fee then in effect, we will provide an illustration of future death benefits and surrender values. The illustration will be based on necessary assumptions specified by us and/or you.

DEFERMENT

We may defer the payment of a loan, a full or partial surrender, or the excess of the Variable Death Benefit over the Guaranteed Minimum Death Benefit, for any period during which:

1.    the NYSE is closed for trading;

2.    trading on the NYSE is restricted;

3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

4. during any other period when the SEC, by order, so permits for the protection of the Owners.

The applicable SEC rules and regulations will govern as to whether the conditions described in (2) and (3) above exist.

We may defer for a period of up to six months the payment of a loan, or a full or partial surrender, while this Policy is continuing in force as Guaranteed Paid-Up Insurance, or with respect to the amount of such loans or surrenders that are allocated from the Fixed Account.

If we postpone the payment of a loan, or a full or partial surrender, by more than ten days, interest at the rate we paid at that time on proceeds left under the Proceeds Left at Interest Payment Option will be paid on the proceeds. The interest will be paid from the date of receipt of the request to the date payment is made. No interest will be paid if the amount of such interest is less than $25.

We may defer for a period of up to six months any transfers from the Fixed Account.

B.    Beneficiary

DESIGNATION

We will pay the Death Proceeds to the Beneficiary or Beneficiaries whom you have named in the application unless you have since changed the Beneficiary as provided below.

CHANGE

You may request a change in your Beneficiary designations while the Insured is alive unless a previous designation provides otherwise. An irrevocable Beneficiary designation cannot be changed without the written consent of such Beneficiary. A change of Beneficiary designation will revoke any previous designation.

Any change in Beneficiary designations will take effect on the date the request is signed by you subject to any actions we take prior to our receipt of your request.

DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation:

1. if any Beneficiary dies before the Insured, that Beneficiary's interest will pass to the remaining Beneficiaries according to their respective interests; or

2. if no Beneficiary survives the Insured, the Death Proceeds will be paid in one sum to you, if you are still alive; otherwise, to your estate.

C.    The Accounts

GENERAL

Policy benefits are funded by investments that we make in one or more Subaccounts of the Separate Account and/or the Fixed Account.

Subject to our requirements and restrictions at the time of your request, you may direct us by Notice to invest premium payments in one or more of these Subaccounts and/or the Fixed Account.

THE SEPARATE ACCOUNT

The Separate Account is designated on the Policy Schedule. Assets in the Separate Account are kept separate from those in our General Account and all of our other segregated asset accounts. We own the assets of the Separate Account and are not a trustee of such Separate Account.

The Separate Account holds assets for this Policy and other variable life insurance policies. We may transfer assets of the Separate Account, in excess of the reserves and other Policy liabilities with respect to such Separate Account, to another separate account or to our General Account. The Separate Account will not be charged with liabilities that arise from any other business we may conduct. Income, gains and losses, whether or not realized, from assets of the Separate Account are credited to or charged against the Separate Account without regard to other income, gains and losses we may have.

The Separate Account is divided into Subaccounts, each of which buys shares in a designated investment portfolio of a Fund. Thus, the Separate Account does not invest directly in stocks, bonds, etc. The assets of the Separate Account will be valued, and, hence, Policy benefits will vary, on each Valuation Day.

Subaccounts of the Separate Account

The Subaccounts represent different investment options within the Separate Account. The assets of each Subaccount will be invested in shares of a designated investment portfolio of a Fund. The application, which is part of this Policy, shows each Subaccount that was chosen and the designated portfolio of a Fund in which it invests.

We may, at our discretion, replace or supplement the Separate Account with a different separate account (which may have its own subaccounts) or add additional Subaccounts as available options under this Policy. We may also discontinue any existing Subaccounts as available options under this Policy. We reserve the right to combine the Separate Account with any other separate account or to combine Subaccounts.

We may, at our discretion, invest the assets of any Subaccount in the shares of another investment company or any other investment permitted by law. Such substitution would be made in compliance with any applicable provisions of the Act. If we deem it to be in the best interest of Owners, one or more of the Subaccounts may be operated as a management company under the Act or they may be deregistered under the Act in the event such registration is no longer required.

We will provide you with written notice of details of any material change in investment options, including investment objectives and all charges.

All Fund distributions will be reinvested and retained as assets of the applicable Separate Account. In the event of any substitution of Fund shares or change in operation of a Subaccount, we may issue a Policy endorsement for the Policy and take such other actions as may be necessary and appropriate to effect the substitution or change.

Changes Within a Fund

You may exchange this Policy for a fixed life insurance policy if any portfolio of a Fund corresponding to the Subaccounts in which you are invested:

1.    changes its investment advisor; or

2.    has a material change in its investment objectives or restrictions.

We will notify you if there is any such change. You will be able to exchange this Policy within 60 days after our notice or the effective date of the change, whichever comes later. No evidence of insurability is required on exchange.

Unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of a portfolio in which a Subaccount that is available under this Policy invests will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

Right to Exchange for Fixed Life Insurance

You may exchange this Policy for one, on the Insured's life, with benefits that do not vary with investment return. The exchange must be elected within 18 months of the Issue Date while this policy is in force. You must request the exchange by giving us Notice. No evidence of insurability will be required.

The new policy will be issued on a Universal Life plan of insurance, or any other plan available on the Issue Date of this Policy, to be determined by us. The face amount of the new policy will be the same as the Face Amount of this policy.

Issuance of the new policy will be subject to payment of a required amount, to be determined by us. If the required amount is positive, we will pay you; if the amount is negative, you must pay us. We will issue the new policy within 31 days of receiving at our Administrative Office both this policy and any required amount. If both the Policy and any required amount are not received by that time, your request to exercise your right to exchange policies will be considered withdrawn.

The new policy's owner and beneficiary will be the same as those of this Policy on the effective date of the exchange. The new policy will have the same Date of Issue, Issue Age, and Premium Class as this Policy, and the same benefit riders if such riders are available on the new plan. It will be issued at the premium rates in effect on the Issue Date of this Policy.

THE FIXED ACCOUNT

Policy values held in the Fixed Account, which is part of our General Account, bear interest at a fixed rate which we periodically declare. See "Interest Rates" on page 16 for more information.

THE LOAN ACCOUNT

When you borrow from your Policy through a Policy Loan, a portion of your Policy's Accumulation Value equal to the loan is transferred from the Subaccounts and/or Fixed Account, as applicable, to the Loan Account. We maintain the Loan Account in our General Account. See "Policy Loans" on page 17 for more information.

D.    Premiums

WHERE PAYABLE

Pay your Premiums to us at our Administrative Office. If you request a receipt, we will provide one to you.

AMOUNT AND FREQUENCY

The Initial Premium

You pay the Initial Premium (as shown on the Policy Schedule) on the Issue Date in a single sum. The Initial Premium purchases this Policy's Initial Face Amount, which is also shown in the Policy Schedule.

Additional Premiums

Each Policy Year, you may pay one Additional Premium in a single sum, subject to the Minimum and Maximum amounts and through the age shown in the Policy Schedule and subject to the Cumulative Face Amount Limitation shown in the Policy Schedule and described below. Each Additional Premium purchases additional Face Amount of insurance at rates based on the Insured's attained age at the time of the payment, and the Sex and Premium Class shown on the Policy Schedule. A new schedule of surrender charges will be associated with each Additional Premium. See "Surrenders" on page 18 for more information on surrender charges.

We may request that you provide evidence of insurability satisfactory to us and we may limit or reject any Additional Premium paid. We will determine if we require such evidence and send you notice with all documents and other requirements within 15 days of our receiving the Additional Premium. Until such satisfactory evidence is provided, the Additional Premium will not be credited to your Policy.

If you have a Loan Balance, we will apply amounts we receive from you first to repay any Loan Balance. We will apply any excess after repayment of any Loan Balance as an Additional Premium.

Amounts we receive pursuant to the Grace Period or Reinstatement provisions will be applied in the manner described in those provisions. Any required amount applied as an Additional Premium payment pursuant to these provisions will not be subject to the premium limitations or the Cumulative Face Amount Limitation shown in the Policy Schedule, or any other limitation concerning payment of Additional Premiums, but will be counted against those limitations with respect to any future premium payments.

Cumulative Face Amount Limitation

The Cumulative Face Amount Limitation represents a limit on the total Face Amount of insurance that may be purchased through payment of Additional Premiums. We will return to you any portion of an Additional Premium that causes the Face Amount to exceed the Cumulative Face Amount Limitation shown in the Policy Schedule.

NET PREMIUM

We reduce your premium payments by any applicable charges and fees in effect at the time of the payment as shown in the Policy Schedule. This applies to both your Initial Premium and Additional Premiums. The amount remaining after we make such deductions is referred to as the "net" premium applied to the Policy and is used to determine the Initial Face Amount and any additional Face Amount of insurance.

ALLOCATION OF PREMIUMS

We allocate your net Premiums to each of the Subaccounts and/or Fixed Account according to your instructions in the application or as you may otherwise direct by giving us Notice in accordance with our requirements and restrictions in effect at the time of the payment.

Your allocations are subject to the following constraints:

1.    allocation percentages must be in whole numbers;

2.    the allocation percentages must add to 100%; and

3. the allocation percentage for the Fixed Account may not exceed the Maximum Fixed Account Allocation Percentage Shown in the Policy Schedule.

A change in the allocation percentages for future net Additional Premiums will affect reallocations occurring under the Automated Subaccount Reallocation Option. See "Automated Subaccount Reallocation Option" on page 20 for additional information.

E.    Accumulation Value

TOTAL ACCUMULATION VALUE

The Total Accumulation Value is equal to the sum of the Accumulation Values in each of the Subaccounts, the Fixed Account, and the Loan Account.

UNLOANED ACCUMULATION VALUE

The Unloaned Accumulation Value is the sum of the Accumulation Values in each of the Subaccounts and the Fixed Account.

FIXED ACCOUNT ACCUMULATION VALUE

On the Issue Date, the Fixed Account Accumulation Value is equal to the portion of the Initial Premium, less the portion of the Monthly Deduction for the first policy month, that is allocated to the Fixed Account.

The Fixed Account Accumulation Value on succeeding Monthly Deduction Dates is equal to:

1.    the Fixed Account Accumulation Value on the previous Monthly Deduction
      Date;

plus the sum of the following transactions that have occurred since the last Monthly Deduction Date:

2.    any net Additional Premiums allocated to the Fixed Account;

3. any transfers into the Fixed Account, including transfers due to the repayment of a loan; and

4. interest accrued on the Fixed Account Accumulation Value, at the daily equivalent of the Fixed Account Interest Rate;

less the sum of the following transactions that have occurred since the last Monthly Deduction Date:

5. the portion of the Monthly Deduction for the current policy month allocated to the Fixed Account;

6. any transfers out of the Fixed Account, including transfers due to the making of a loan; and

7.    any partial surrenders allocated to the Fixed Account.

LOAN ACCOUNT ACCUMULATION VALUE

The Loan Account Accumulation Value is increased by Policy Loans and decreased by Loan Repayments. The balance in the Loan Account accrues interest on a daily basis at the Loan Account Interest Rate.

SUBACCOUNT ACCUMULATION VALUE

The Accumulation Value in each Subaccount at any time is equal to the number of units this Policy has in that Subaccount, multiplied by that Subaccount's unit value.

Amounts you allocated to or transferred into a Subaccount are used to purchase units in that Subaccount. We redeem units when amounts are deducted, transferred, or surrendered from a Subaccount. These purchases and redemptions of units are referred to as "policy transactions." These policy transactions include the portion of premium payments, full or partial surrenders, loans or loan repayments, and the Monthly Deduction, allocable to the Subaccounts. They also include transfers into or out of a Subaccount.

The number of units a policy has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount up until that time. The number of units purchased or redeemed as a result of a policy transaction is equal to the dollar amount of the policy transaction divided by the Subaccount's unit value on the date of the policy transaction.

Unit values are determined as of the end of each Valuation Day. The unit value that applies to a Policy transaction made on a Valuation Day will be the unit value for that day. The unit value that applies to a Policy transaction made on other than a Valuation Day will be the unit value for the next Valuation Day.

The unit value of a Subaccount on any Valuation Day is equal to the unit value on the previous Valuation Day, multiplied by the net investment factor for that Valuation Day.

The net investment factor for a Subaccount on any Valuation Day is equal to (a) divided by (b), where:

(a) is the net asset value per share of the designated portfolio of the Fund at the end of the Valuation Day, plus the per share amount of any dividend or capital gain distribution declared by the Fund since the previous Valuation Day, less the per share amount of any taxes charged by us; and

(b) is the net asset value per share of the designated portfolio of the Fund on the previous Valuation Day.

The net asset value of a Fund's shares is the value reported to us by the Fund's investment advisor.

F.    Monthly Deduction

The Monthly Deduction is the sum of:

1.    the Cost of Insurance Charge for the current policy month;

2.    the Separate Account Charge;

3.    the Monthly Administrative Charge; and

4.    any rider premium which becomes due in the current policy month.

COST OF INSURANCE

Cost of Insurance Charge

We currently determine the Cost of Insurance Charge by multiplying the Total Accumulation Value by a Cost of Insurance Rate, expressed as a percentage of Accumulation Value. We may change the method for determining the charge, including one based on the Policy's Net Amount at Risk.

We allocate this charge to the Subaccounts and/or Fixed Account in the same proportion as the Accumulation Value in each of the Subaccounts and/or the Fixed Account bears to the sum of the Accumulation Values in the Subaccounts and/or Fixed Account respectively.

The Cost of Insurance Charge will never exceed the guaranteed maximum Cost of Insurance Rate multiplied by the Net Amount at Risk.

Cost of Insurance Rates

The guaranteed maximum Cost of Insurance rates are shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table in the Policy Schedule, and are expressed per $1,000 of Net Amount at Risk. These guaranteed rates are based on the mortality table indicated in the Policy Schedule.

We may charge monthly Cost of Insurance rates that are less than the Guaranteed Maximum Monthly Cost of Insurance rates. We may change Cost of Insurance rates based on expectations of future experience. If we make such a change, it will apply to all insureds who have the same age at issue, date of issue, sex and Premium Class. We will not change the Cost of Insurance rates because of any change in the Insured's health, occupation, or avocation. We will review cost of insurance rates at least once every five years to determine if any change is to be made. We will review rates for this Policy in any year in which rates are changed for new policies issued on this form.

We currently charge the same Cost of Insurance rate, in certain cases, across different ages and different premium classes. We may charge different rates in the future for different ages and premium classes.

SEPARATE ACCOUNT CHARGE

The Separate Account Charge is determined by multiplying the sum of the Accumulation Values in the Subaccounts, after the deduction of the Cost of Insurance Charge by the monthly equivalent of the annual Separate Account Charge percentage shown in the Policy Schedule.

This charge is allocated to the Subaccounts in the same proportion as the Accumulation Value in each of the Subaccounts bears to the sum of the Accumulation Values in these Accounts.

MONTHLY ADMINISTRATIVE CHARGE

The Monthly Administrative Charge (if any) is shown in the Policy Schedule. This charge is allocated to the Subaccounts in the same proportion as the Accumulation Value in each of the Subaccounts bears to the sum of the Accumulation Values in these Accounts.

RIDER PREMIUM

The premium charged for any rider attached to this policy is determined and allocated to the Separate Accounts and/or Fixed Account in accordance with provisions outlined in such rider.

MONTHLY DEDUCTION DATE

Monthly Deduction Dates occur at one-month intervals beginning on the Issue Date. If such Monthly Deduction Date does not fall on a Valuation Day, we will apply the Monthly Deduction on the next Valuation Day.

NET AMOUNT AT RISK

The Net Amount at Risk is the Death Benefit at the beginning of the policy month divided by the monthly interest factor indicated in the Policy Schedule, less the Total Accumulation Value at the beginning of the Policy Month before deduction of the Cost of Insurance for the current Policy Month.

POLICY COST FACTORS

Cost of Insurance rates, and excess interest rates applicable to the Fixed Account, are based on future expectations as to investment earnings, mortality, persistency, expenses, and taxes.

We can change Cost of Insurance rates and excess interest rates. Any such changes will be determined according to the procedures and standards on file, if required, with the insurance department of the state in which this Policy is delivered. We will make changes by class and future expectations for such elements as investment earnings, mortality, persistency, expenses, and taxes, as applicable.

DEFAULT DUE TO INSUFFICIENT VALUE

If this policy has a Policy Loan Balance, this Policy will go into Default on any Monthly Deduction Day on which Monthly Deduction exceeds the Net Surrender Value of this Policy. We will send you a Notice of Lapse within 30 days of Default. This Policy will lapse, and thereby terminate without value, 61 days following the date of Default, subject to the Grace Period Provision. A Policy that has lapsed may later be Reinstated. See "Reinstatement" on page 21.

If this Policy does not have a Loan Balance, the Continuation of Insurance Provision will apply.

CONTINUATION OF INSURANCE

This Policy will continue in force as long as the Monthly Deduction does not exceed the Net Surrender Value.

In addition to the above, if this Policy does not have a Loan Balance, it will continue in force while the Monthly Deduction exceeds the Net Surrender Value. During such time,

1. Monthly Deductions will continue to be deducted until such time as the remaining Total Accumulation Value is insufficient to cover such Deduction;

2.    this Policy's Surrender Value will be maintained as negative values;

3.    this Policy's Death Benefit provision will remain in effect

G.    Interest Rates

FIXED ACCOUNT INTEREST RATE

The guaranteed interest rate applicable to the Fixed Account Accumulation Value is shown in the Policy Schedule.

We may declare excess interest on Accumulation Values held in the Fixed Account. If we declare excess interest, such amounts will be credited to the Policy at least annually. Once credited, they will be non-forfeitable. At our discretion, we may credit different excess rates to different portions of the Fixed Account Accumulation Value, based on the date of increases and decreases to the Accumulation Value, or based on any other method we may determine.

LOAN ACCOUNT INTEREST RATE

The interest rate applicable to the Loan Account Accumulation Value is indicated in the Policy Schedule.

H.    Basis of Computation

For policies designated as Standard Premium Class (as indicated on the Policy Schedule), the Net Single Premiums used in the calculation of Face Amounts purchased under this Policy, the Variable Death Benefit, and Surrender Values under the Guaranteed Paid-Up Insurance Option, are based on the mortality table and interest rate listed in the Policy Schedule. These Net Single Premiums are also shown on the Policy Schedule. Net Single Premiums for fractional ages are available upon request.

For policies designated as Special Premium Class (as indicated on the Policy Schedule), the Net Single Premiums will be based on an appropriate modification to the abovementioned mortality tables.

A statement of the method of calculating surrender values has been filed with the state in which this Policy is delivered. Surrender Values under this Policy are not less than those required by the law of the state or jurisdiction in which this Policy is delivered. Any benefit provided by an attached rider will not increase these values unless so stated in that rider.

I.    Policy Loans

LOAN VALUE

Provided you meet the terms of this Policy and our procedures, you may borrow from the Accumulation Value of your Policy. You should consult a tax advisor before taking a loan.

You will be permitted to borrow up to the Loan Value. The Loan Value of your Policy will be:

1.    75% of the Surrender Value during the first three policy years; or

2.    90% of the Surrender Value after the first three policy years.

While this Policy is continuing in force as Guaranteed Paid-Up Insurance, the Loan Value will be the Surrender Value on the next Policy Anniversary, less interest at the Policy Loan Interest Rate to the next Policy Anniversary.

LOAN AMOUNT AVAILABLE

The Loan Amount Available will be the Loan Value less:

1.    any existing Policy Loan Balance; and

2.    any loan interest to the next Policy Anniversary.

The smallest loan that may be made is $500, or the Loan Amount Available, if less.

POLICY LOANS AND LOAN REPAYMENTS

You may request and obtain all or part of the Loan Amount Available by giving us Notice. The security we require is the Policy.

A Policy Loan may be repaid in full or in part at our Administrative Office. The amount paid (the Loan Repayment) may not be less than $100, or the Loan Balance, if less.

If you have a Loan Balance, we will apply any amount we receive from you first to repay any Loan Balance with any excess applied as an Additional Premium.

We may defer Loan proceeds under conditions described under "Deferment" on page 11.

POLICY LOAN BALANCE

The Policy Loan Balance on any date is equal to the total of all outstanding Policy Loans, plus loan interest accrued at the Policy Loan Interest Rate to that date.

LOAN DEFAULT

This Policy will go into Default on any Monthly Deduction Date on which the Policy Loan Balance exceeds the Surrender Value. This Policy will lapse, and thereby terminate without value, 61 days after the date of Default, subject to the Grace Period Provision. A Policy that has lapsed may later be Reinstated. See "Reinstatement" on page 21.

INTEREST ON POLICY LOANS

Interest on Policy Loans will accrue daily at the effective annual interest rate shown in the Policy Schedule (the Policy Loan Interest Rate). Interest is due and payable at the end of each policy year.

EFFECT OF A LOAN

A Policy Loan will increase the Policy Loan Balance by the amount of the loan. When a Policy Loan is made, a part of the Unloaned Accumulation Value is transferred from the Subaccounts and the Fixed Account, if applicable, to the Loan Account.

Conversely, a loan repayment will decrease the Policy Loan Balance by the amount of the loan repayment. When a loan repayment is made, a portion of the Accumulation Value in the Loan Account equal to the amount of the loan repayment will be transferred back into the Subaccounts and/or the Fixed Account, if applicable.

On the first Valuation Day of each Policy Year, and at the time a loan is taken or repaid, a Policy Loan will be made for any loan interest accrued and unpaid as of that time, and a corresponding transfer of Accumulation Value into the Loan Account will be made. Concurrently, a "loan balancing" transfer will be made from the Loan Account to the Variable Subaccounts and/or Fixed Account. The amount of the transfer will be equal to the amount which, when subtracted from the Loan Account Accumulation Value, will equalize the Loan Account Accumulation Value and the Loan Balance.

Amounts that are transferred into the Loan Account will no longer earn the rates of return applicable to the originating Accounts. Instead, they will be credited with the Loan Account Interest Rate during the period the loan is outstanding. Therefore, any Policy Loan will permanently affect the Surrender Value and the Variable Death Benefit, whether or not repaid in whole or in part.

Policy Loans will be allocated among the Subaccounts and/or Fixed Account in the same proportion as the Accumulation Value in each Subaccount and/or the Fixed Account bears to the Unloaned Accumulation Value.

Loan repayments and loan balancing transfers will be allocated among the Subaccounts and/or Fixed Account using the Premium allocation percentages then in effect.

Any Policy Loan Balance will be deducted from the proceeds payable upon death or surrender.

J.    Surrenders

SURRENDER VALUE

The Surrender Value of this Policy is equal to:

1. the Total Accumulation Value, not including the cash value, if any, of any attached riders; less

2.    any applicable Surrender Charge.

NET SURRENDER VALUE

The Net Surrender Value is equal to:

1.    the Surrender Value; less

2.    any Policy Loan Balance.

SURRENDER CHARGE

If you surrender your Policy for full or partial value, then we will deduct any applicable Surrender Charge from the amount of the Accumulation Value being surrendered that exceeds the Preferred Surrender Amount.

The Surrender Charge applicable to this Policy for any Policy Year is based on the surrender charge percentages shown in the Policy Schedule and in any Supplemental Policy Schedule.

Any Additional Premium will be subject to a Supplemental Schedule. In calculating the applicable Surrender Charge, we will allocate the Accumulation Value being surrendered in excess of the Preferred Surrender Amount to the Adjusted Premium associated with each premium payment, first against the most recent Additional Premium then to all other Additional Premiums in the reverse order in which they were received, and then against the Initial Premium.

The Adjusted Premium associated with any Premium payment is equal to the Premium received, less the amount of any previous partial surrenders allocated to it which were subject to the surrender charge percentages shown in the Policy Schedule.

The surrender charge percentage(s) applied to the Accumulation Value surrendered will be the percentage(s) associated with the Premium surrendered apportioned on the same basis and in the same order as described in the previous paragraph.

The Face Amount which was purchased with each Premium payment will be reduced in the same proportion that the Adjusted Premium associated with that Premium payment is reduced.

PREFERRED SURRENDER AMOUNT

In each Policy Year, a portion of the Accumulation Value is not subject to the surrender charge percentages shown in the Policy Schedule. This amount is referred to as the Preferred Surrender Amount. The Preferred Surrender Amount is equal to the greater of (a) and (b), where:

(a)   is equal to:

      1. the Total Accumulation Value on the date of any full or partial surrender; less

      2.    the total of the Adjusted Premiums; and

(b) is equal to 10% of the total of the Adjusted Premiums at the beginning of the Policy Year, less any Partial Surrenders previously made in the same Policy Year.

The amount of any full or partial surrender in excess of the Preferred Surrender Amount will be subject to the surrender charge percentages shown in the Policy Schedule.

SURRENDER OF POLICY

You may fully surrender your Policy for its Net Surrender Value. Upon surrender, this Policy terminates. The Net Surrender Value will be:

1.    paid to you in one sum; or

2. applied under a Payment Option you elect. Your request for a full surrender of your Policy will be effective on the date we receive both your Policy and your Notice to surrender your Policy.

We may defer sending surrender proceeds under the conditions described in "Deferment" on page 11.

Upon a full or partial surrender, a completed income tax withholding authorization form must be included with your request. Otherwise we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates.

PARTIAL SURRENDER OF ACCUMULATION VALUE

After this Policy has been in force for one year, you may by Notice to us, make a Partial Surrender. The Partial Surrender will be effective on the date we receive your Notice. The minimum Partial Surrender amount is $500. The maximum Partial Surrender amount is this Policy's Unloaned Accumulation Value, but no more than a) this Policy's Total Accumulation Value less b) the Minimum Balance Amount shown in the Policy Schedule.

The amount of the Partial Surrender will be deducted from the Accumulation Value. Unless you instruct us otherwise, we will withdraw the Partial Surrender from the Subaccounts and/or Fixed Account in the same proportion as the Accumulation Value in each Subaccount and/or the Fixed Account bears to the sum of the Accumulation Values in these Accounts.

We will deduct any applicable Surrender Charge from the amount of Accumulation Value that is surrendered. The Surrender Charge will equal the Surrender Charge Percentage(s) shown in the Policy Schedule and any Supplemental Policy Schedule multiplied by the amount of such surrender in excess of the Preferred Surrender Amount. The Surrender Charge will be apportioned and the Face Amount of the Policy will be reduced on the same basis and in the same order as described above under "Surrender Charge."

We charge the fee shown in the Policy Schedule to process each Partial Surrender. We will deduct this charge from the Accumulation Value remaining after the Partial Surrender. To the extent there is a balance remaining, the charge will be deducted from each Subaccount and/or the Fixed Account in the proportion that such account bears to the Total Accumulation Value prior to the Partial Surrender. Any portion of this charge that cannot be assessed due to insufficient value in any account will be allocated proportionally to the balances in the remaining accounts. We may limit the number of Partial Surrenders in any Policy Year to three.

We may defer payment of Partial Surrender proceeds under the conditions described in "Deferment" on page 11.

GUARANTEED PAID-UP INSURANCE OPTION

You have the option to elect Guaranteed Paid-Up Insurance by giving Notice to us. Upon election of this option, all additional benefits attached to this Policy will terminate unless otherwise provided. You will not pay any further premiums.

We will calculate the amount of Guaranteed Paid-Up Insurance using the Net Surrender Value of this Policy as a net single premium based on the age of the Insured at the time you elect this option.

You may choose to continue any existing Policy Loan under this option. In such case, the amount of Guaranteed Paid-Up Insurance will be calculated using the Surrender Value of this Policy as a net single premium as described above.

When you elect this option for Guaranteed Paid-Up Insurance, the Accumulation Value in the Subaccounts and/or the Fixed Account is transferred to our General Account. Subsequently, your insurance benefits will not vary with the investment return.

Once you elect this option, you may surrender your Guaranteed Paid-Up Insurance at any time for its Net Surrender Value. In determining such value, Surrender Charges will not apply. Your surrender request will be effective on the date we receive your Notice and this policy.

K. Changing the Allocation of Accumulation Values Among Accounts

GENERAL

If you give us Notice, you may change the allocation of Accumulation Values among the Subaccounts, or among the Subaccounts and the Fixed Account, through a Transfer of Accumulation Value, Automated Subaccount Reallocations, or Systematic Transfers, as described below.

Notwithstanding the foregoing, we reserve the right to limit or condition transfer privileges in any manner that we believe is necessary or appropriate to
(1) protect participants in a Fund from adverse consequences of "market timing" or overly frequent transactions or (2) conform the Separate Account's policies and practices in this regard to those of a Fund in one or more respects. Without limitation, we reserve the right to impose on you any charge that your transfer causes a Fund to assess against us or the Separate Account.

TRANSFER OF ACCUMULATION VALUE

If you give us Notice, you may transfer the Accumulation Value between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account. We currently limit the number of transfers involving only the Subaccounts to six in any 12-month period. Only one transfer either to or from the Fixed Account is allowed in any 12-month period.

The minimum transfer amount you may request is $100. Each transfer from the Fixed Account is limited to the greater of $1,000 or 25% of the Fixed Account Accumulation Value. Each transfer to the Fixed Account may not be more than the amount that would cause the ratio of the Fixed Account Accumulation Value to the Unloaned Accumulation Value to exceed the Maximum Fixed Account Allocation Percentage specified in the Policy Schedule.

We charge a fee for certain transfers (including those involving the Fixed Account) as indicated in the Policy Schedule. The transfer fee, if applicable, will be deducted from the Subaccounts and/or the Fixed Account in addition to and proportional with the amount transferred from each account except that in the case of a 100% transfer from any account, the charge will be deducted from the amount otherwise transferable.

A transfer of Accumulation Value made while the Automated Subaccount Reallocation Option is in effect will automatically terminate the Automated Subaccount Reallocation Option.

We may defer transfers from the Fixed Account under the conditions described in "Deferment" on page 11.

SYSTEMATIC TRANSFER OPTION

If you give us Notice, you may request that a specified dollar amount of Accumulation Value be transferred from any one or more Subaccounts (the "originating Account(s)") to any one or more other Subaccounts (the "receiving Account(s)") at monthly or quarterly intervals, as selected. The first such systematic transfer will occur on the first Valuation Day of the Policy Month or Policy Quarter that next follows the date we receive your Notice. Transfers under this option may not be designated either to or from the Fixed Account.

The minimum amount that may be transferred either from or to any one Account is $100. All transferred amounts must be specified in whole dollars. Currently, transfers made under this option are not included in the yearly transfer count for purposes of determining whether a transfer fee applies. (See the Section, "Transfer of Accumulation Value" above). However, we may impose a charge in the future for this Option. The systematic transfer option will terminate if and when the Accumulation Value remaining in all of the source Subaccounts is depleted.

Only the Automated Subaccount Reallocation Option or the Systematic Transfer Option, but not both, may be in effect at the same time.

We may terminate this option or modify our rules governing this option at our discretion upon giving you 31 days written notice.

AUTOMATED SUBACCOUNT REALLOCATION OPTION

If you give us Notice, we will automatically reallocate the Subaccount Accumulation Values at quarterly intervals according to the most recent Premium Allocation on file with us. The first such reallocation will occur on the first Valuation Day of the Policy Quarter that next follows the date on which we receive your request

Upon reallocation, the amount of Accumulation Value allocated to each Subaccount will be equal to (a) multiplied by (b), where:

(a)   is equal to:

      1. the allocation percentage you have specified for that Subaccount; divided by

      2.    the sum of the allocation percentages for all such Subaccounts; and

(b) is equal to the sum of the Accumulation Values in all of the Subaccounts at the time of the reallocation.

Any requested change in your Premium Allocation percentages will be reflected in the next quarterly reallocation following the change.

The reallocation will only affect the allocation of Accumulation Values among the Subaccounts. It will not affect the Fixed Account Accumulation Value. Reallocation transfers of Accumulation Value made under this option are not subject to the minimum transfer amount described under "Transfer of Accumulation Value" in this Section. Currently, we do not charge for transfers made under this option; however, we may impose such a charge in the future.

Only the Automated Subaccount Reallocation Option or the Systematic Transfer Option, but not both, may be in effect at the same time.

A transfer of Accumulation Value made while this Automated Subaccount Reallocation Option is in effect will automatically terminate the option. You may subsequently re-elect this option by giving us Notice in the manner described above.

We may terminate this option or modify our rules governing this option upon giving you 31 days written notice.

L.    Grace Period

Within 30 days following Default Due to Insufficient Value or Policy Loan Default, we will notify you of the amount required to prevent termination of this Policy. We will also notify any assignee of record. This Policy will lapse, and thereby terminate without value, 61 days following the date of Default, unless we receive the required amount by such time. The death benefit payable during the grace period will equal the Death Benefit in effect on the date of Default, less the required amount computed as of that date.

To continue this Policy in force, you will be required to pay the amount equal to the estimated amount needed to keep your Policy in force for three months from the date of Default. Any amounts received will be applied as a Loan Repayment, to the extent of any Loan Balance, with the excess applied as an Additional Premium.

M.    Reinstatement

If this policy lapses due to Loan Default or Insufficient Value, it may be reinstated at any time within three years after Default. You may request reinstatement by giving us Notice. A Policy that has been surrendered for cash or for which the Guaranteed Paid Up Insurance Option has been elected may not be reinstated.

To reinstate this Policy, we will require you to:

1. present evidence acceptable to us that the Insured is insurable at the same Premium Class as on this Policy's Date of Issue;

2.    pay or reinstate any Loan Balance;

3. pay an amount, we determine, sufficient to keep this policy in force for three months from the date of Reinstatement. This amount will be applied as a Loan Repayment, to the extent of any reinstated Loan Balance, then as an Additional Premium payment; and

4. pay us as a cost of Reinstatement an amount equal to the decrease in Surrender Charge between the date of Default and the date of Reinstatement.

We will send you the necessary application and other requirements within 15 days after we receive your Reinstatement request. We may require that you return this Policy to us in order to put the Reinstatement into effect.

The Reinstatement date will be the Monthly Deduction Date that falls on or next follows the date we approve the Reinstatement application. The schedule of Surrender Charges which applies following the date of Reinstatement will be the schedule which would have been in effect had no Default occurred.

Following Reinstatement, the Face Amount and Guaranteed Minimum Death Benefit will be the same as on the date of Default, as increased by any amounts applied as a required Additional Premium payment.

We will have two years from the effective date of Reinstatement to contest the truth of statements or representations in your application for Reinstatement. See "Not Contestable After Two Years" on page 10. The suicide period will continue to be that period which would have been in effect had no Default occurred. See "Suicide within Two Years" on page 10.

N.    Amount of Proceeds

MATURITY PROCEEDS

The Net Surrender Value of this Policy is payable on the Maturity Date if the insured is still living and this Policy is in force. Upon maturity, this Policy terminates.

DEATH PROCEEDS

Death Proceeds are payable upon the death of the Insured prior to the Maturity Date while this Policy is in force. Death Proceeds will be the sum of:

1.    this Policy's Death Benefit; and

2. any insurance on the life of the Insured provided by riders attached to this Policy.

We will pay interest on the above at the rate paid at that time under the Proceeds Left at Interest Payment Option. The interest will be paid from the date of death to the date that payment is made.

DEATH BENEFIT

This Policy's Death Benefit will be the greater of:

      1.    the Variable Death Benefit; or

      2.    the Guaranteed Minimum Death Benefit,

less any Loan Balance.

VARIABLE DEATH BENEFIT

The Variable Death Benefit at any time is equal to the Total Accumulation Value divided by the Net Single Premium per dollar of insurance. The Net Single Premium per dollar of insurance is the amount required to purchase one dollar of paid up whole life insurance, based on the Insured's sex, attained age, and Premium Class calculated as described under Basis of Computation on page 17. These Net Single Premiums are shown on the Policy Schedule. Net Single Premiums for fractional ages are available upon request.

GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit on the issue date of this policy is equal to the Initial Premium.

Thereafter, while this Policy is in force, the Guaranteed Minimum Death Benefit will be increased by any Additional Premium paid and decreased by the proportion that the amount of any Partial Surrender of Accumulation Value bears to the Total Accumulation Value prior to such surrender.

Following Reinstatement of this Policy, the Guaranteed Minimum Death Benefit will be the same as on the date of Default, as increased by any amounts applied as a required Additional Premium payment. See the Reinstatement provision on page 21 for additional information.

O.    Payment of Proceeds

PAYMENT

Death Proceeds are payable upon receipt of due proof and other documentation in good order at the Administrative Office.

Any amount to be paid at the Insured's death or any other termination of this Policy ("Proceeds") will be paid in one sum unless otherwise provided. Proceeds of $1,000 or more may be applied to any Payment Option. We will pay Proceeds of less than $1,000 in a single payment.

If a Payment Option is elected, rather than taking a single payment of the Death Proceeds over $1,000, the Beneficiaries may receive the Death Proceeds in a stream of payments or leave them to accumulate at interest.

If no Payment Option is elected, interest at the rate then being paid on Proceeds Left at Interest will be paid on the Proceeds to the date of payment.

ELECTION OF PAYMENT OPTIONS

1.    By Owner

      While the Insured is alive, you may, by Notice to us, elect a Payment Option or change a previous election.

2.    By Beneficiary

      At the time Death Proceeds are payable, a Beneficiary may, by Notice to us, elect a Payment Option if you made no election prior to the Insured's death.

PAYMENT OPTIONS

All or a portion of the Proceeds may be applied to one or more of the following Payment Options:

For Payment Options (1) through (3):

      a.    Payments will begin on the date the Proceeds are applied; and

      b. we require that the Payment Option elected produce a payment of at least $50.00 per period otherwise another Payment Option must be chosen.

In the future, we may offer other Payment Options or agree to pay the Proceeds in some other manner. We may be using higher guaranteed minimum payment amounts at the time Proceeds are payable. If so, the more favorable Payment Options will be available to the payee.

1.    Payment for a Designated Number of Years

We will pay the Proceeds over a period of years in either equal monthly, quarterly, semi-annual or annual payments. The period of years may not exceed 25 years. Payments include interest at 2.5% and may be increased by additional interest.

--------------------------------------------------------------------------------
              Guaranteed minimum monthly payment for each $1000 of
                               Proceeds applied.
--------------------------------------------------------------------------------
 Years       Payment        Years       Payment        Years       Payment
--------------------------------------------------------------------------------
  1        $   84.28          8        $   11.47         15        $   6.64
--------------------------------------------------------------------------------
  2            42.66          9            10.32         16            6.30
--------------------------------------------------------------------------------
  3            28.79         10             9.39         17            6.00
--------------------------------------------------------------------------------
  4            21.86         11             8.64         18            5.73
--------------------------------------------------------------------------------
  5            17.70         12             8.02         19            5.49
--------------------------------------------------------------------------------
  6            14.93         13             7.49         20            5.27
--------------------------------------------------------------------------------
  7            12.95         14             7.03         25            4.46
--------------------------------------------------------------------------------

2.    Payment of Life Income

We will pay the Proceeds for as long as the payee is living in either equal monthly, quarterly, semi-annual or annual payments. The amount of payment will depend on the age and sex of the payee. If the payee is not an individual, the amount of payment will depend on the age and sex of a Designated Person chosen by the payee and agreed to by us. We will require acceptable proof of age for the payee or Designated Person.

We may require proof that the person on whose life the payments are based is alive when each payment is due. We may discontinue payments until we receive satisfactory proof of survival. Any of the following provisions may be chosen. If the amount of payments for different guaranteed periods is the same at any given age, we will deem the longer period to have been chosen.

a. Life Income with a 10 or 20 Year Guaranteed Period - Payments are guaranteed for 10 or 20 years, as elected, and for the life of the payee or Designated Person thereafter. During the guaranteed period of 10 or 20 years, the payments may be increased by additional interest.

b. Life Income with a Guaranteed Return - The sum of the payments made and any payments due at the death of the payee or Designated Person are guaranteed to never be less than the Proceeds applied.

c. Life Income Only - Payments will be made only while the payee or Designated Person is alive.

3.    Payment of a Designated Amount

We will pay the Proceeds in equal monthly, quarterly, semi-annual, or annual payments. Payments will continue until the Proceeds applied and interest at 2.5% and any additional interest are exhausted.

4.    Proceeds Left at Interest

For any period agreed on, the Proceeds may be left with us. Interest on the Proceeds will be paid at the guaranteed rate indicated in the Policy Schedule and may be increased by additional interest. The interest may be paid monthly, quarterly, semi-annually, or annually, as elected, or may be left with us to accumulate.

PAYMENT CONTRACTS

When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy. The Payment Contract will contain the terms and conditions applicable to the payee and the payment of the Proceeds under the Payment Option elected.

                           2. PAYMENT OF LIFE INCOME

-----------------------------------------------------------------  -----------------------------------------------------------------
                         PAYMENT OF LIFE INCOME OPTIONS                                     PAYMENT OF LIFE INCOME OPTIONS
                                     MALE                                                              FEMALE
                    Monthly Payment for Each $1,000 of Proceeds                        Monthly Payment for Each $1,000 of Proceeds
   Age of Payee  ------------------------------------------------    Age of Payee   ------------------------------------------------
  Last Birthday,       Option 2a           Option 2b   Option 2c     Last Birthday,       Option 2a           Option 2b   Option 2c
   When First    ------------------------------------------------     When First    ------------------------------------------------
   Payment is     10 Years    20 Years    Guaranteed  Life Income     Payment is     10 Years    20 Years    Guaranteed  Life Income
    Payable      Guaranteed  Guaranteed     Return        Only         Payable      Guaranteed  Guaranteed     Return        Only
-----------------------------------------------------------------  -----------------------------------------------------------------
      36            3.50        3.43         3.38         3.53            36            3.28       3.23         3.18        3.30
      37            3.56        3.48         3.42         3.59            37            3.32       3.27         3.22        3.34
      38            3.62        3.52         3.46         3.65            38            3.36       3.31         3.26        3.39
      39            3.67        3.56         3.51         3.70            39            3.41       3.35         3.30        3.43
      40            3.73        3.62         3.56         3.76            40            3.45       3.39         3.34        3.48
      41            3.79        3.66         3.60         3.83            41            3.50       3.43         3.38        3.53
      42            3.85        3.72         3.66         3.90            42            3.56       3.48         3.42        3.59
      43            3.92        3.76         3.71         3.97            43            3.62       3.52         3.46        3.65
      44            3.98        3.82         3.77         4.04            44            3.67       3.56         3.51        3.70
      45            4.06        3.87         3.82         4.12            45            3.73       3.62         3.56        3.76
      46            4.13        3.92         3.88         4.20            46            3.79       3.66         3.60        3.83
      47            4.21        3.98         3.94         4.28            47            3.85       3.72         3.66        3.90
      48            4.29        4.04         4.01         4.38            48            3.92       3.76         3.71        3.97
      49            4.38        4.10         4.08         4.46            49            3.98       3.82         3.77        4.04
      50            4.46        4.15         4.14         4.56            50            4.06       3.87         3.82        4.12
      51            4.55        4.21         4.22         4.66            51            4.13       3.92         3.88        4.20
      52            4.64        4.27         4.30         4.78            52            4.21       3.98         3.94        4.28
      53            4.74        4.33         4.38         4.89            53            4.29       4.04         4.01        4.38
      54            4.84        4.38         4.46         5.01            54            4.38       4.10         4.08        4.46
      55            4.96        4.44         4.54         5.14            55            4.46       4.15         4.14        4.56
      56            5.06        4.50         4.64         5.27            56            4.55       4.21         4.22        4.66
      57            5.18        4.56         4.72         5.41            57            4.64       4.27         4.30        4.78
      58            5.29        4.62         4.82         5.56            58            4.74       4.33         4.38        4.89
      59            5.42        4.67         4.92         5.72            59            4.84       4.38         4.46        5.01
      60            5.54        4.72         5.04         5.88            60            4.96       4.44         4.54        5.14
      61            5.68        4.78         5.14         6.06            61            5.06       4.50         4.64        5.27
      62            5.80        4.82         5.26         6.24            62            5.18       4.56         4.72        5.41
      63            5.94        4.87         5.38         6.44            63            5.29       4.62         4.82        5.56
      64            6.08        4.92         5.50         6.66            64            5.42       4.67         4.92        5.72
      65            6.23        4.96         5.64         6.86            65            5.54       4.72         5.04        5.88
      66            6.38        5.00         5.77         7.09            66            5.68       4.78         5.14        6.06
      67            6.52        5.04         5.92         7.34            67            5.80       4.82         5.26        6.24
      68            6.68        5.07         6.07         7.60            68            5.94       4.87         5.38        6.44
      69            6.84        5.10         6.23         7.88            69            6.08       4.92         5.50        6.66
      70            6.99        5.13         6.40         8.17            70            6.23       4.96         5.64        6.86
      71            7.15        5.16         6.57         8.48            71            6.38       5.00         5.77        7.09
      72            7.30        5.18         6.75         8.81            72            6.52       5.04         5.92        7.34
      73            7.46        5.20         6.94         9.16            73            6.68       5.07         6.07        7.60
      74            7.62        5.21         7.14         9.53            74            6.84       5.10         6.23        7.88
      75            7.79        5.22         7.36         9.92            75            6.99       5.13         6.40        8.17
      76            7.94        5.24         7.58        10.35            76            7.15       5.16         6.57        8.48
      77            8.06        5.24         7.82        10.80            77            7.30       5.18         6.75        8.81
      78            8.20        5.26         8.06        11.28            78            7.46       5.20         6.94        9.16
      79            8.32        5.26         8.32        11.80            79            7.62       5.21         7.14        9.53
      80            8.45        5.26         8.60        12.34            80            7.76       5.22         7.36        9.92
      81            8.57        5.27         8.88        12.92            81            7.91       5.24         7.58       10.35
      82            8.68        5.27         9.18        13.54            82            8.06       5.24         7.82       10.80
      83            8.78        5.27         8.50        14.20            83            8.20       5.26         8.06       11.28
      84            8.88        5.27         9.81        14.92            84            8.32       5.26         8.32       11.80
      85*           8.98        5.27        10.04        15.76            85*           8.45       5.26         8.60       12.34
-----------------------------------------------------------------  -----------------------------------------------------------------
  *And Over                                                           *And Over

                             MODIFIED SINGLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY


o Death Benefit Proceeds payable at Death of Insured prior to Maturity Date while this policy is in force

o Single Premium at Issue plus Optional Additional Premiums payable during Lifetime of Insured subject to Policy limitations

o     Net Surrender Value payable at Maturity Date

o     Options for Payment of Proceeds

o     Nonparticipating - No Annual Dividends

================================================================================

If you have any questions concerning this Policy or if anyone suggests that you change or replace this Policy, please contact your First Investors Life agent or the Home Office of the Company.










                           [FIRST INVESTORS LIFE LOGO]

                     First Investors Life Insurance Company
                      95 Wall Street, New York, N.Y. 10005
                                 (212) 858-8200









FORM NO. SPVL-1